Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR NOVEMBER
     Dallas, Texas, November 3, 2006 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.46741 per unit, payable on November 29, 2006, to unit holders of record on November 15, 2006.
     This distribution reflects primarily the oil production for August 2006 and the gas production for July 2006. Preliminary production volumes are approximately 44,113 barrels of oil and 548,788 mcf of gas. Preliminary prices are approximately $62.89 per barrel of oil and $6.48 per mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	44,113	548,788	$62.89	$6.48

Prior Month	31,093	395,854	$66.99	$6.20
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of October, approximately $174,000 of revenue received will be posted in the following month of November in addition to normal receipts during November. Also, approximately $485,000 for 2006 Ad Valorem taxes is being deducted from this month’s distribution as compared to $442,000 for 2005. These payments are normal expenditures at this time of year.

     Approximately $0.11 of this month’s distribution relates to receipts other than oil and gas royalties. In October, the Trust received 2005 tax refunds from the states of Oklahoma and New Mexico for approximately $720,000 and $267,000, respectively. These refunds pertained to the respective states’ income tax levied on non-resident recipients of royalty income. Also, the Trust received a cash settlement of approximately $595,000 in October. This settlement resulted from two separate class action civil actions filed in the Second District Court in Washita County, Oklahoma in 1997 and subsequently consolidated in 1999.
     For the available 2006 reports and additional information on Sabine Royalty Trust, please visit our website at
http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541